Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “[*]”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

PETROCHEMICAL NAPHTHA
PURCHASE AGREEMENT ENTERED
INTO BY AND BETWEEN PETRÓLEO
BRASILEIRO S.A. - PETROBRAS AND
BRASKEM S.A. - BRASKEM

PETRÓLEO BRASILEIRO S.A. – PETROBRAS, a state-controlled corporation, with registered office at Avenida República do Chile, no. 65, in the City and State of Rio de Janeiro, enrolled in the National Registry of Legal Entities of the Ministry of Finance (CNPJ/MF) under number 33.000.167/0001 -01, hereinafter PETROBRAS, herein represented by its Executive Manager of Marketing and Sales, Mr. Guilherme Pontes Galvão França, and BRASKEM S.A. – BRASKEM, with offices in the City and State of São Paulo at Rua Lemos Monteiro no. 120, Butantã, enrolled in the National Registry of Legal Entities of the Ministry of Finance (CNPJ/MF) under number 42.150.391/0001-70, hereinafter BRASKEM or BUYER, herein represented by its duly empowered representative, pursuant to the corporate and acts and powers-of-attorney, hereinafter also referred to, jointly, as PARTIES and, individually, as PARTY.

WHEREAS:

  PETROBRAS is the largest naphtha producer in Brazil and BRASKEM is the largest naphtha consumer in Brazil;

  PETROBRAS and BRASKEM maintain a commercial relationship dating back to the origins of the companies that now form BRASKEM;

  PETROBRAS and BRASKEM operate in industries that require long-term planning, with the existence of a long-term agreement between the PARTIES a fundamental condition for the sustainability of their businesses;

  the PARTIES are interested in developing a commutative relationship that meets the interests of both PARTIES;

  after long negotiations, the PARTIES finally reached an agreement on the new contractual conditions that shall guide the relationship of the PARTIES for the purchase and sale of petrochemical naphtha;

the PARTIES mutually resolve to enter into this Purchase Agreement, which shall be governed by the following Clauses and conditions:

CLAUSE ONE – SUBJECT-MATTER

1.1. The subject-matter of this private Agreement is the purchase and sale of petrochemical naphtha (“product”).

CLAUSE TWO – OBLIGATIONS OF THE PARTIES

2.1. Without prejudice to the other obligations provided for herein, the PARTIES undertake to:

2.1.1. Ensure the delivery and removal of the volumes of product agreed upon in Clause Five, within the terms and frequency agreed upon and in accordance with the other agreed conditions.

2.1.2. Guarantee and ensure the maintenance of product quality in conformity with the specifications agreed upon in Clause Five herein.

2.1.3. Issue the applicable tax documentation, in accordance with the applicable fiscal and tax laws in Brazil, in ample time for each PARTY to fulfill their obligations before the other.

2.1.4. Inform the other PARTY, as far in advance as possible, of any fact that could compromise the normal operations of delivery or receipt, as well as proactively adopt all remedial measures required to normalize the operations.

2.1.5. Be duly registered and authorized by the National Petroleum, Natural Gas and Biofuel Agency (ANP) and other applicable agencies to exercise their activities in Brazil, in accordance with governing law.

2.1.6. Observe Brazilian legislation governing the storage and transportation of hazardous products, as well as all other applicable rules regarding Health, Environment and Safety.

2.1.7. During all activities related to the execution of this Agreement, not to use, whether directly or through agents or contractors, child labor, in accordance with Item XXXIII, Article 7 of the Constitution of Brazil, or labor analogous to slavery, and to include specific clauses to this effect in any contracts entered into with the input suppliers and/or service providers.

2.1.8. Whenever solicited by the other PARTY, issue a declaration of past and ongoing compliance with the requirements in the other items of this Clause.

2.2. The PARTIES agree to fulfill the obligations under this Agreement ethically and in accordance with governing, including but not limited to, any laws prohibiting commercial bribery, undue payments to government employees and money laundering (“Anticorruption Laws”).

2.3. The PARTIES agree that their Managers, employees and representatives are familiar and act in accordance with the Anticorruption Laws.

2.4. BUYER shall not maintain, during the execution of the Agreement, a manager or partner with management powers who is a spouse, companion or relative of any degree to the third degree, whether by blood or affinity, of an employee of PETROBRAS who holds a position of trust: (i) who authorized the execution of the Agreement; (ii) who signed the Agreement; (iii) who is responsible for the Agreement; (iv) who is hierarchically immediately above the person responsible for executing the Agreement.

2.4.1. PETROBRAS undertakes to keep BUYER permanently informed, during the execution of the Agreement, of the list of names of employees in positions of trust who are classified in items (i) to (iv) above, as well as any change in this list of employees, so that BUYER can fulfill its obligation established in Clause 2.4 above. Such communication shall be made in accordance with item 15.3 herein.

2.5. Compliance by BUYER with regard to the purchase operations related to this Agreement encompass the items described below:

2.5.1. The PARTIES, specifically with regard to the subject-matter of this Agreement, (i) represent that the PARTIES and members of their respective Groups have not offered, promised or authorized any payment, gift, promise, entertainment or any other benefit, whether directly or indirectly, for the direct or indirect use or benefit of Felipe Daniel Costantin Figueiredo, Fernando Colares Nogueira, Guilherme Pontes Galvão França, Jorge Celestino Ramos or any other government official or employee, as defined in Articles 327, head paragraph, Paragraphs 1 and 2 and 337-D, head paragraph and sole paragraph of the Brazilian Penal Code, political party, political party official, candidate to elected office, or any other individual or entity, whenever such offer, payment, gift, promise, entertainment or other or any other benefit violates Federal Law 12.846/13 or the United States Foreign Corrupt Practices Act of 1977 (jointly referred to as the “Anticorruption Laws”).

2.5.2. The Parties undertake, with regard specifically to the subject-matter of this Agreement and during its execution, to maintain operational their rigorous Anticorruption processes, and further represent that the PARTIES and the members of their Groups shall not offer, promise or authorize any other benefit, whether directly or indirectly, for the direct or indirect use or benefit of Felipe Daniel Costantin Figueiredo, Fernando Colares Nogueira, Guilherme Pontes Galvão França, Jorge Celestino Ramos or any other government official or employee, as defined in Articles 327, head paragraph, Paragraphs 1 and 2 and 337-D, head paragraph and sole paragraph of the Brazilian Penal Code, political party, political party official, candidate to elected office, or any other individual or entity, whenever such offer, payment, gift, promise, entertainment or other or any other benefit violates Federal Law 12.846/13 or the United States Foreign Corrupt Practices Act of 1977, including any future amendments thereof (jointly referred to “Anticorruption Laws”).

2.5.3 The PARTIES hereby represent and warrant that they maintain policies and procedures to promoting ethics and due conduct in their businesses in observance of the Anticorruption Laws.

2.5.4. In the event that the PARTIES, after applying their respective internal Anticorruption processes and due investigation process, verify any violation of the Anticorruption Laws by any of their members or by any member of their Group, specifically with regard to the subject-matter of this Agreement, they undertake to: (i) inform the other PARTY; and (ii) adopt and cause the respective employee or member of their Group to adopt the necessary measures to cease such violations and mitigate their consequences; and (iii) adequately punish the employee or member of the Group who violated the Anticorruption Laws.

2.5.5. The PARTIES undertake to, if officially notified during any investigation, with regard specifically to the subject-matter of the Agreement, of an alleged violation of the Anticorruption Laws in relation to the Agreement, to immediately notify the other PARTY in writing and with proof of receipt, except when such information is protected by legal confidentiality and except as permitted by governing law.

2.5.6. Each PARTY shall defend, indemnify and hold the other PARTY harmless of any claims, damages, losses, fines, costs and expenses arising from or related to any violation of the commitments and representations set forth in this Clause and in the Anticorruption Laws, within the limits of CLAUSE SEVEN – “Liability of the PARTIES” to the Agreement.

2.5.7. The PARTIES shall, with regard to the matters subject to the Agreement: (i) develop and maintain adequate internal controls related to their obligations under item 2.5.1.; (ii) create and prepare their accounting books, records and reports in accordance with the accounting practices typically adopted and applicable to the PARTIES; (iii) prepare adequate accounting books, records and reports for the transactions of the PARTIES, so as to fairly and accurately reflect, with reasonable detail, the assets and liabilities of the PARTIES; (iv) maintain said accounting books, records and reports for at least five (5) years after the termination of the Agreement; and (v) comply with governing law.

2.5.8. As from the execution date of this Agreement, the PARTIES shall grant to one another the right to solicit justifiably an audit to verify compliance with any fact related to this Agreement, to be conducted by an independent third-party engaged by the PARTY to undergo the audit, whenever the other PARTY takes cognizance of any event related to fraud and/or corruption in connection with the activities, operations, services and works related to the subject-matter of this Agreement. The scope of said compliance audit shall include verification of the effectiveness of the integrity program of the audited Party, based on the parameters set forth in Executive Order 8,420/15, Article 42, Chapter IV, which concerns the existence and application of integrity programs, as well as verification of the integrity and reliability of payments made to third-parties in connection with its activities related to this Agreement. For the purposes of this clause, Independent Third-Party shall refer to the companies PricewaterhouseCoopers, KPMG, Ernst & Young and Deloitte, under the supervision of a law firm with proven expertise and experience in audits of this nature chosen by mutual agreement between PETROBRAS and BUYER.

2.5.8.1 In the event that the PARTIES fail to agree on which law firm to engage within thirty (30) days as from the date on which the audit was solicited, the soliciting PARTY shall be entitled to recommend, for the purpose of compliance with the objectives in clause 2.5.8., ten (10) law firms of proven expertise and good reputation and the PARTY to undergo the audit shall have fifteen (15) days as from such recommendation by the requesting PARTY to choose one of the firms.

2.5.8.2 Once said audit is concluded, the PARTY that engaged the firm undertakes to inform the other PARTY of the findings of the audit.

2.5.9. Each PARTY shall provide, as may be reasonably requested by the other PARTY, a written certificate signed by an authorized representative attesting to compliance by the respective PARTY with the provisions of items 2.5.1 and 2.5.2 above.

2.5.10. BUYER shall report to PETROBRAS, provided that BUYER comes to have such cognizance, any solicitations, whether explicit or implicit, of any personal benefits made by any manager, officer, employee or representative of PETROBRAS, or by any member of the PETROBRAS Group, to BUYER or any member of the BUYER Group, with regard specifically to the subject-matter of this Agreement. Such solicitations shall be reported, in writing, through the website: https://www.contatoseguro.com.br/ or by telephone to: 0800 601 6925.

2.5.11. PETROBRAS shall report to BUYER, provided that PETROBRAS comes to take cognizance, of any solicitations, whether explicit or implicit, of any personal benefits made by any manager, officer, employee or representative of BUYER, or by any member of the BUYER Group, to PETROBRAS or any member of the PETROBRAS Group, with regard specifically to the subject-matter of this Agreement. Such solicitations shall be reported, in writing, through the website: https://www.braskem.com.br/linha-de-etica.

2.5.12. For the effects of this Agreement, “Group” shall mean, with regard to any individual or legal entity or company, whether incorporated or not, the individual or legal entity, its parent companies, subsidiaries, companies under joint control and their managers, officers, agents, employees and representatives, including subcontractors.

CLAUSE THREE – DURATION OF THE AGREEMENT

3.1. The Agreement shall be valid for five (5) years as from December 23, 2015, and shall terminate on December 22, 2020, and may be renewed for an equal period, only once, upon execution of an Amendment.

3.2. The termination of the Agreement shall not void its effect with regard to the Tax Levy, Jurisdiction and Secrecy and Non-Disclosure Clauses, which shall remain valid for the period established therein or for the time-barring periods set forth in governing law.

CLAUSE FOUR - COMMERCIAL CONDITIONS

4.1. The commercial conditions agreed upon between PETROBRAS and BUYER are set forth in the attached document called Termos e Condições Comerciais – TCC, Rev. 0 [Commercial Terms and Conditions – TCC, Rev. 0], which is an integral part of this Agreement.

CLAUSE FIVE - OPERATING CONDITIONS

5.1. The PARTIES agree that the operating conditions between the PARTIES shall be governed by the document owned by PETROBRAS called Termos e Condições Operacionais – TCO, Rev.0 [Operating Terms and Conditions – TCO, Rev. 0], which, in said version, is an integral part of this Agreement.

CLAUSE SIX - FINANCIAL CONDITIONS

Invoicing

6.1. The products sold shall be invoiced based on the prices agreed upon in item 4 of the TCC, Rev 0.

6.1.1. The price of the products is net, i.e. does not include taxes, contributions, fees or other charges.

6.1.2. The total value of the invoice shall include any taxes due as a direct consequence of compliance with this Agreement.

6.2. PETROBRAS shall provide BUYER with an Invoice (Nota Fiscal Fatura) within the term and as required under the applicable fiscal and tax laws at the point of Delivery.

6.3. PETROBRAS undertakes to immediately remedy any non-compliance identified in the Invoice, whose process of rectification shall be made in accordance with the applicable tax laws and terms.

6.4. Whenever a Credit Invoice (Nota de Crédito) is issued to adjust a sale operation, BUYER undertakes to issue a Statement of Non-Use of Tax Credits, so as to enable the recovery of any taxes charged and/or paid by PETROBRAS greater than the amounts due, as well as to carry out all and any act required for such recovery.

6.5. PETROBRAS shall be responsible for invoicing the naphtha, for payment at sight or term payment, at the discretion of BUYER, considering that sale at term is dependent on the granting of credit by PETROBRAS at its exclusive discretion.

6.5.1. BUYER shall inform PETROBRAS, by the twenty-fifth (25th) day of each month (N), the payment terms to be adopted, by point of delivery, for invoicing the naphtha to be supplied in the month (N+1), considering the conditions at sight or term described in items 6.6, 6.7 and 6.8.

6.5.1.1. In the event that BUYER opts to use, in the month (N+1), more than one form of payment by point of delivery, it shall specify the periods to which they apply.

6.5.1.2. Any changes to the form of payment requested by BUYER over the course of the month (N) shall be subject to approval by PETROBRAS.

Payment at sight (in advance)

6.6. For effecting purchases at sight, BUYER shall make and confirm deposit, as Financial Guarantee, on a date prior to the date scheduled for delivery via pumping or to the date corresponding to the first date of the period for unloading a delivery vessel.

6.6.1. The total amount of the Financial Guarantee must cover the volume of the product scheduled for delivery and the price at sight, in accordance with the agreed payment condition valid on the date of the deposit.

6.6.2. In the event that the actual amount is higher, due to a variation in the price, BUYER undertakes to pay the difference within one (1) business day of the notification sent by PETROBRAS through the Client Channel or another means of communication used by PETROBRAS. In the event that this payment is not made within the agreed term, the penalties set forth in item 6.9.1. shall apply.

6.6.3. In the event that the actual amount is higher, due to a variation in the volume received, caused exclusively by PETROBRAS, BUYER shall effect payment of the difference using the method provided for in item 6.6.2. In the event that the actual amount is higher, due to a variation in the volume received, caused exclusively by BUYER, BUYER shall effect payment on the business day immediately after the determination of the difference, plus charges for late payment calculated on a pro rata basis.

6.6.4. In the event that the actual amount is lower, due to a variation in the price and/or volume received, the difference above the amount deposited as Financial Guarantee shall be used as credit against the immediately subsequent invoice.

6.6.5. The Financial Guarantee referred to in item 6.6 shall not be considered as effective payment for the purchase of the product, since the price determining the purchase shall be determined at the moment of transfer of ownership and possession of the product, as described in item 1 of TCO.

Payment at sight with approved credit limit

6.7. Provided the conditions for granting credit limits are fulfilled and observing the credit limit, BUYER may request from PETROBRAS the purchase of product for payment at sight with approved credit limit.

6.7.1. For purchases at sight with approved credit limit, BUYER shall effect and confirm the deposit, in the checking account provided by PETROBRAS, on the date scheduled for delivery via pumping or on the date corresponding to the first date of the period for unloading the delivery vessel.

6.7.2. The total amount of the deposit must cover the volume of the product scheduled for delivery and the price at sight, in accordance with the agreed payment condition valid on the date of the deposit.

6.7.3. Deposits shall be made by four (4) p.m. on the date on which delivery via pumping is scheduled or on the date corresponding to the first date of the period for unloading the delivery vessel, in order for the information to be processed by the bank and sent to PETROBRAS in due time.

6.7.4. In the event that the actual amount is higher, due to a variation in the volume received, caused by either PETROBRAS or BUYER, BUYER shall effect payment on the business day immediately after the determination of the difference, plus charges for late payment calculated on a pro rata basis.

6.7.4.1. In the event that, prior to pumping, the PARTIES agree, in writing, to the delivery of a volume greater than that scheduled for delivery, no charges for late payment shall apply.

6.7.5. In the event that the actual amount is lower, due to a variation in the price and/or volume scheduled for delivery, the amount deposited above the actual amount shall be used as credit against the immediately subsequent invoice.

6.7.6. BUYER shall rigorously monitor the balance, in the case of payment at sight with approved credit limit, as it shall be solely responsible for its control.

6.7.7. The credit limit is unique and shall be debited under the options of payment at sight (with approved credit limit) and payment at term. Scheduled transactions, purchases and late payments impact the availability of credit.

6.7.8. In the event of problems caused by external agents, such as banks or data remittance companies, that impact the transacting of the checking account provided by PETROBRAS, BUYER shall present proof of the deposits described in item 6.7.1, upon solicitation by PETROBRAS.

6.7.9. The deposit referred to in item 6.7.1 shall not be considered effective payment, since the actual price of the purchase of product shall be determined upon the transfer of the ownership and possession of the product, as described in item 1 of TCO.

Payment at term

6.8. Provided the conditions for granting credit limits are fulfilled and observing the amount of this credit limit, BUYER may request from PETROBRAS the purchase of product for payment at term.

6.8.1. For invoicing purchases with payment at term, the price charged at sight by PETROBRAS shall be increased by any applicable charges and tax effects passed on by PETROBRAS on sales at sight of its products, applicable upon the delivery of the naphtha and calculated on a pro rata basis for the period from the date the product was shipped to the due date of the respective invoice, whose charges shall be previously informed to BUYER.

Delinquency

6.9. In the event of delinquency by BUYER with regard to the settlement of Invoices or Debit Invoices generated by the supply of product, PETROBRAS shall be entitled to suspend sales to BUYER and to take all applicable legal measures for collecting the debits; and

6.9.1. Late payments shall be subject to the charges for late payment applicable in the respective month, considering the period from the due date to the effective payment date, calculated on a pro rata basis.

6.9.2. In the event of failure to pay or to challenge an Invoice for purchase of product or an Invoice for Collection of the penalties set forth herein, PETROBRAS may suspend credit to BUYER.

6.10. BUYER shall pay the amounts due arising from the acquisition of product, in conformity and in observance of the rules, instruments and payment methods established and made available by PETROBRAS, through Canal Cliente or another means of correspondence provided for contractually.

Credit limit

6.11. The unsecured credit limit is offered at the discretion of PETROBRAS, and for its granting and maintenance BUYER shall present, whenever requested, the legal accounting statements to enable an analysis of its economic and financial performance, for the exclusive purpose of granting credit for sales at term.

6.11.1. PETROBRAS undertakes to safeguard the confidentiality of the information requested under item 6.11.

6.11.2. If required by the analysis mentioned in item 6.11, PETROBRAS may opt to not grant, reduce or suspend the unsecured credit limit, upon prior notice to BUYER at least five (5) business days in advance.

6.11.3. If the balance of the unsecured credit limit is insufficient to cover the invoicing of sales at term, BUYER shall only be allowed to purchase the product at the condition of payment at term upon presentation of guarantees acceptable to PETROBRAS.

6.12. The unsecured credit limit granted by PETROBRAS may be reviewed at any time, upon prior notice to BUYER at least five (5) business days in advance.

Tax levies

6.13. Taxes of any nature that are owed directly as a result of this Agreement or its execution are the exclusive responsibility of the taxpayer, as defined in the tax regulations, without any right to reimbursement.

6.13.1. The total amount of the invoice shall include the taxes owed as a direct result of the execution of this Agreement.

6.13.2. Taxes owed as a direct result of the execution of this Agreement do not include those owed by PETROBRAS, such as: IRPJ (corporate income tax), CSLL (social contribution on net income), IOF (tax on financial transactions) or others.

6.14. In the event of the occurrence during the duration of the Agreement of the creation of new taxes, changes in tax rates and/or changes in the calculation base or, further, the suspension of existing taxes, the creation of tax incentives of any nature and/or tax exemptions or breaks that directly and demonstrably increase or decrease the tax burden of PETROBRAS, the amount to be invoiced shall be revised proportionally to said increase or decrease, with any difference arising from said changes offset at the first opportunity possible.

CLAUSE SEVEN – LIABILITY OF THE PARTIES

7.1. The liability of the PARTIES for losses and damages shall be limited to direct damages in accordance with the Brazilian Civil Code, excluding indirect damages and loss of profits, with direct damages, as duly demonstrated, limited, by event, to thirty percent (30%) of the value of the product supplied in the last twelve (12) months prior to the date of the damage.

7.1.1. In the event of direct damages caused in the first twelve (12) months of the Agreement, the limit of liability mentioned in the previous item shall be calculated based on the average monthly amount of the invoices already issued  multiplied by twelve (12).

7.2. Each of the PARTIES is fully liable for any damages caused to third parties and shall hold the other PARTY harmless of any claims, demands, complaints and representations of any nature arising from action or the lack thereof by such PARTY or its agents, which are cases that shall permit impleader and the potential exercise of recourse.

7.2.1. The subject-matter of the recourse shall be whatever the third party effectively obtains in or out of court, plus all accessories, such as: court and out-of-court expenses, attorney fees and others, in which case the limits set forth in item 7.1. shall not apply.

7.3. With regard to direct damages, the limit set forth in item 7.1. shall not apply to the following cases:

7.3.1. Damages caused to one of the PARTIES or to third parties as a result of willful conduct by the other PARTY and its managers, employees, agents and successors;

7.3.2. Violations of environmental legislation, including the rules issued by environmental agencies or environmental damage caused by one of the PARTIES; and

7.3.3. Violation of tax, labor or social security laws.

CLAUSE EIGHT - SCHEDULED MAINTENANCE SHUTDOWN

8.1. BUYER shall inform PETROBRAS at least six (6) months in advance of its plans for general maintenance shutdowns at the industrial facilities that consume petrochemical naphtha.

8.2. PETROBRAS shall inform BUYER at least six (6) months in advance of its plans for general maintenance shutdowns at any of the industrial facilities of its operating units that could interfere with the execution of this Agreement.

CLAUSE NINE - FORTUITOUS EVENT AND FORCE MAJEURE

9.1. The PARTIES shall not be held liable for losses arising from fortuitous events or force majeure, pursuant to Article 393 of the Brazilian Civil Code.

9.2. The PARTY that is prevented from performing its obligations due to the occurrence of any event characterized as fortuitous or force majeure shall notify the other PARTY within five (5) business days as from the start of the occurrence of the Fortuitous Event or Force Majeure, under penalty of the PARTY not being able to invoke such event.

9.2.1. Whenever possible, the notice shall be accompanied by proof of the occurrence of the event or evidence thereof, if the proof cannot be presented.

9.2.2. Within ninety (90) days as from the occurrence, the PARTY affected by the fortuitous or force majeure event undertakes to present all evidence, proof and reports demonstrating the nature of the event.

9.3. During the period in which the contractual obligations cannot be performed as a result of the event, the PARTIES shall bear their respective losses.

9.4. If the preventive reason or the causes thereof last for longer than ninety (90) consecutive days, any of the PARTIES may notify the other, in writing, of the termination of this Agreement, under conditions identical to those provided for in item 9.3. above.

CLAUSE TEN - EARLY TERMINATION

10.1. Any of the PARTIES may request the early termination of this Agreement:

10.1.1. When, after being notified of the breach of any of the Clauses or conditions herein, the PARTY in breach fails to adopt, within thirty (30) days as from the receipt of the notification, the necessary measures to remedy the breach;

10.1.2. The assignment or transfer, whether full or partial, of the rights and obligations herein, without the prior and express consent of the other PARTY, except if to another company belonging to the same economic group;

10.1.3. The assignment or pledging as guarantee, whether full or partial, of the credits of any nature arising from this Agreement, except if previously authorized, in writing, by the other PARTY;

10.1.4. The occurrence of a fortuitous or force majeure event, duly proven, that prevents the continuation of the Agreement, in accordance with item 9.4. herein.

10.1.5. The dissolution of the company of any of the PARTIES.

10.1.6. Changes in the corporate structure or purpose of the company that conflict with the subject-matter of this Agreement.

10.1.7. The cancelation or revocation, by the applicable government agencies, of the authorization granted to any of the PARTIES for the exercise of their activities.

10.2. PETROBRAS may terminate the Agreement upon notice, without entitling BUYER to indemnification, in the following events:

10.2.1. BUYER files for bankruptcy;

10.2.2. The filing of a process for out-of-court reorganization or approval of in-court reorganization, if BUYER does not provide sufficient guarantee to ensure compliance with its contractual obligations;

10.2.3. The breach by BUYER, as proven after an independent investigation, of its obligations under items 2.5.1 and 2.5.2.

10.3. BUYER may terminate the Agreement upon notice, without entitling PETROBRAS to indemnification, in the event of the breach by PETROBRAS, as proven after an independent investigation, of its obligations under items 2.5.1 and 2.5.2.

10.4. The innocent PARTY may, instead of terminating the Agreement, after the period provided for in item 10.1.1., suspend compliance with the Agreement for the time it deems necessary, to allow the PARTY in breach to remedy any breach of the contractual Clauses.

CLAUSE ELEVEN - HARDSHIP CLAUSE AND EXCEPTION TO NON-PERFORMANCE

11.1. If performance by one of the PARTIES becomes excessively burdensome, with extreme advantage to the other, due to extraordinary and unpredictable events, the harmed PARTY may request termination of the Agreement. The PARTIES shall be entitled to maintain the Agreement, provided they mutually agree to review the conditions under which the contractual bond remains in force.

11.1.1. In the event of a supervenient, extraordinary, extraneous or unexpected event that alters the original economic and financial equilibrium of this Agreement, the PARTIES shall renegotiate the conditions in order to reestablish the original equilibrium, based on the evidence presented. In the event that the PARTIES fail to reach an agreement, the harmed PARTY may request termination of the Agreement.

11.2. If any of the PARTIES undergo a reduction in their equity that could compromise or raises doubt as to the performance of its obligations herein, the other PARTY may refuse to comply with its own obligations until the other complies with its obligations or provides sufficient guarantee of compliance.

CLAUSE TWELVE - REPRESENTATIONS OF THE PARTIES

12.1. The PARTIES hereby represent that:

12.1.1. The obligations assumed herein are recognized by both parties as being proportional;

12.1.2. The proportionality of the obligations assumed herein between the PARTIES arises from the values in force at the time of execution of this Agreement;

12.1.3. The proportionality of the obligations is based on the purchase and sale of volumes linked to the subject-matter of this Agreement;

12.1.4. They are aware of all circumstance and rules guiding this legal transaction and hold experience in the activities for which they are responsible under this Agreement;

12.1.5. They exercise their freedom to contract, observing the precepts of public order and the principle of social function of this Agreement, which also meets the principles of economical nature, fairness and opportunity, enabling the achievement of the respective corporate purposes and business activities of the PARTIES, while consequently serving society as a whole;

12.1.6. They shall always comply with this Agreement based on principles of honesty and good faith, values that were also present during the negotiation and execution hereof;

12.1.7. The waiver by any of the PARTIES of their rights in the event of the breach of the obligations, conditions and terms established herein by the other PARTY shall not represent a change or novation of the provisions agreed herein;

12.1.8. This Agreement is executed in strict observance of the principles indicated in the preceding items, and shall not construe, in any circumstance, the abuse of rights of any nature;

12.1.9. In the event that any of the provisions herein is deemed void, all other provisions herein shall remain valid, without affecting the validity of the legal transaction agreed herein in its overall terms;

12.1.10. Upon signature hereof, this Agreement shall supersede all prior understandings, whether written or oral, between the PARTIES regarding the subject-matter of this Agreement;

12.1.11. In good faith, they are aware that the execution of this Agreement does not imply the obligation to contract beyond the duration provided herein;

12.1.12. They are fully aware of the Code of Ethics of the Petrobras System and agree that compliance therewith is fundamental for conducting business ethically and responsibly and, therefore, upon executing this Agreement, undertake to comply therewith.

CLAUSE THIRTEEN - ASSIGNMENT

13.1. The PARTIES shall not assign, in full or part, their rights and obligations arising from this Agreement, except with the prior written consent of the other PARTY.

13.1.1. The assigning PARTY shall be jointly and severely liable with the assignee for all assigned contractual obligations.

13.2. The PARTIES, in accordance with the provisions of Article 286 of the Brazilian Civil Code, may assign or offer in guarantee, for any purpose, in full or part, the credits of any nature, arising from this Agreement, in which case all other legal provisions in this respect, particularly Articles 292 and 294 of said statute, shall apply.

13.3. The occurrence of any of the above cases, as duly authorized by the assigned PARTY, does not exempt the assigning PARTY from any of its contractual responsibilities.

CLAUSE FOURTEEN – SECRECY AND NON-DISCLOSURE

14.1. The PARTIES undertake, for a period of five (5) years after the termination of this Agreement, to keep secret all information or confidential data informed thereto or to which they had access, whether orally or written, through physical or electronic means, due to the execution of the Agreement (“Confidential Information”), regardless of whether or not such confidentiality was expressly requested.

14.1.1. The PARTIES, for the purposes of secrecy, undertake to cause compliance by their managers, employees, agents and successors.

14.2. Confidential Information does not include:

14.2.1. Any information that can be proven to have been known prior to the negotiation of the agreement;

14.2.2. Any information that can be proven to have been obtained by another source legally and legitimately;

14.2.3. Any information regarding the existence of the Agreement.

14.3. The disclosure of Confidential Information by one of the PARTIES shall be subject to the express and prior consent of the other PARTY, which shall be waived in the following cases:

14.3.1. A legal and/or administrative order for one of the PARTIES to disclose Confidential Information, which shall be notified to the other PARTY, and for which the court secrecy of its legal and/or administrative handling shall be solicited;

14.3.2. Disclosure to attorneys, experts, consultants engaged in rendering services related to this Agreement, provided a non-disclosure clause with similar terms is included in the contract entered into between the PARTY and said professionals.

14.4. The breach of the non-disclosure obligation, whether by action or lack thereof, shall result in the termination of the Agreement, if still valid, and in liability for losses and damages, in which case the limit of the value set forth in Clause Seven herein shall not apply.

14.4.1. Liability for losses and damages arising from breach of the confidentiality obligation shall include indirect damages and loss of profit.

CLAUSE FIFTEEN - MISCELLANEOUS

15.1. The PARTIES shall always use formal written communication, preferably via Canal Cliente, to officially communicate with the other PARTY, for the purposes of compliance with the obligations, adjustments and notifications under this Agreement.

15.2. For the purposes of determining the periods in this Agreement, expressed in business days, the official calendar shall be that of the city of Rio de Janeiro.

15.2.1. In cases in which the dates mentioned in the Agreement and its Exhibits are weekends, national holidays, state holidays or local holidays in the city of Rio de Janeiro, the date, for contractual purposes, shall be considered the first subsequent business day.

15.3. Without prejudice to the use of Canal Cliente by the PARTIES, all correspondence, communication and notification related to this Agreement shall be addressed to the following addresses, which are valid for all legal purposes:

PETROBRAS

Contract Manager: Felipe Daniel Costantin Figueiredo

Address: Avenida Henrique Valadares, 28 - 11º andar - Torre A - Centro - Rio de Janeiro - RJ - CEP 20231-030

Telephone: (21) 2166-8109

E-mail: felipedcf@petrobras.com.br

BUYER

Contract Manager: Augusto Frederico d’El-Rey Passos

Address: Rua Lemos Monteiro, 120 - 23º andar - Butantã - São Paulo - SP - CEP 05501-050

Telephone: (11) 3576-9494

E-mail:  materiasprimas@braskem.com

15.3.1. The PARTIES may indicate, upon notice, other addresses, which shall be considered by the other PARTY only two (2) business days as from the receipt of the notification.

15.4. In the event of a conflict between the terms of this Agreement and any of its exhibits, the provisions in the Agreement shall prevail.

15.4.1. The substitution of the contractual exhibits of this Agreement may only occur through an amendment executed by the PARTIES.

15.5. The waiver by any of the PARTIES of their rights in the event of the breach of the obligations, conditions and terms established herein by the other PARTY shall not represent a change or novation of the provisions agreed herein.

15.6. This Agreement represents the full understanding between the PARTIES with regard to the subject-matter hereof. All other prior documents, commitments and understandings, whether oral, written or otherwise, between the PARTIES with regard to the subject-matter hereof shall be deemed canceled and shall not affect or change any of the terms or obligations herein.

CLAUSE SIXTEEN - JURISDICTION

16.1. The Parties elect the Jurisdiction of the Court of the Capital of the State of Rio de Janeiro to resolve any disputes arising from this Agreement, expressly waiving any other court, however preferable it may be.

IN WITNESS WHEREOF, the PARTIES have executed this instrument in the presence of the two undersigned witnesses in two (2) counterparts of equal contents, one for each PARTY.

Rio de Janeiro, December 23, 2015

/s/ Guilherme Pontes Galvão França
Guilherme Pontes Galvão França Executive Supply Manager – Marketing and Sales PETRÓLEO BRASILEIRO S.A. - PETROBRAS

/s/ Marcelo de Oliveira Cerqueira
Marcelo de Oliveira Cerqueira Executive Vice-President BRASKEM S.A.

/s/ Luciano Nitrini Guidolin
Luciano Nitrini Guidolin Executive Vice-President BRASKEM S.A.

WITNESSES:

____________________________ Name: Identity Document (RG): Individual Taxpayer ID (CPF):	____________________________ Name: Identity Document (RG): Individual Taxpayer ID (CPF):

EXHIBIT I

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “[*]”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

COMMERCIAL TERMS AND CONDITIONS – TCC

Revision: 0

Date: 12/23/2015

1 – QUANTITY

1.1 – The maximum monthly quantity of naphtha that PETROBRAS undertakes to sell and deliver to PURCHASER, and which the latter undertakes to purchase and receive from PETROBRAS, is five hundred and eighty-five thousand and three hundred tons (585,300 t).

1.2 – The basic naphtha quantities to be delivered by PETROBRAS to PURCHASER in the States of Bahia, Rio Grande do Sul and São Paulo are set forth in the table below.

PURCHASER’s Units	Basic Quantity (t/month)
UNIB 1-BA	257,000
UNIB 2-RS	161,300
UNIB 3-SP	167,000
Total	585,300

Establishment of the Firm Order

1.3 – By the first business day of each month (N), PURCHASER shall inform, in writing, with due regard to the minimum and maximum limits set forth in the table below and the total maximum limit of 585,300 tons set forth in item 1.1, the monthly quantities of naphtha it intends to purchase from PETROBRAS over the two subsequent months (N+1 and N+2), listed per PURCHASER’s Units.

PURCHASER’s Units	Minimum Quantity (t/month)	Maximum Quantity (t/month)
UNIB 1-BA	110,000	257,000
UNIB 2-RS	65,000	161,300
UNIB 3-SP	107,000	167,000

1.3.1 – The quantities informed in month (N) shall be deemed a Firm Order for month (N+1) and an indication for month (N+2).

1.3.2 - PURCHASER may adjust the quantity indicated for month (N+2) by the first business day of month (N+1), provided that it observes the minimum and maximum limits shown in the table above, the maximum quantity shown in item 1.1, and complies with the criteria defined below.

1.3.2.1 – Variation of ten percent (10%) upwards or downwards in relation to the purchase intention stated in month N, per delivery point.

1.3.2.2 – Handling of up to forty thousand tons (40,000 t) between delivery points in relation to the purchase intention stated in month (N), and the minimum and maximum limits defined in the table in item 1.3 do not apply to this case.

1.3.2.3 – The criteria defined in items 1.3.2.1 and 1.3.2.2 shall be complied with in PURCHASER’s request for adjustment, in such sequence.

1.3.3 - The PARTIES may, if it is in their mutual interests, agree upon greater variations, as well as the transfer of volumes greater than those set forth in item 1.3.2.

1.4 – The quantity confirmed by PURCHASER shall be deemed a Firm Order for month (N+1), becoming a delivery obligation of PETROBRAS and a receipt obligation of PURCHASER.

1.5 - If PURCHASER fails to send the confirmation or does so after the deadline established, the quantity indicated in month (N) shall be used as Firm Order for month (N+2).

1.6 - The PARTIES agree that, for the period between December 23 and 31, 2015, PURCHASER’s Firm Order and PETROBRAS’s delivery commitment shall be of 24,500 tons at UNIB 1-BA, 35,000 tons at UNIB 2-RS and 16,800 tons at UNIB 3-SP.

1.6.1 – For the month of January 2016, the amounts agreed to by the PARTIES are as follows: 133,000 tons at UNIB 1-BA, 14,000 tons at UNIB 2-RS and 168,000 tons at UNIB 3-SP.

1.6.2 – For the month of February 2016, the amounts agreed to by the PARTIES are as follows: 147,000 tons at UNIB 1-BA, 141,000 tons at UNIB 2-RS and 147,000 tons at UNIB 3-SP.

Early delivery of quantities

1.7 - The PARTIES may agree upon the supply of quantities greater than the Firm Order of month (N), as early delivery of the Firm Order of month (N+1), which shall be subject to the price in force in such month (N+1).

1.7.1 – If the price of month (N+1) has not yet been set by applying the formula defined in item 4 of these CTC, the price of month (N) shall be applied.

1.8 – The quantities actually supplied as early delivery shall be deducted from the Firm Order of month (N+1) and, as soon as the correct price has been agreed upon between the PARTIES, an adjustment shall be made to the provisional invoicing.

1.8.1 – The term for PETROBRAS to correct the provisional invoicing and to issue the credit note or complementary price note is ten (10) business days after the “agreed” by the PARTIES regarding the amount to be corrected.

Request of additional quantities

1.9 - PURCHASER may request the supply of quantities in addition to the Firm Order, and it shall be incumbent on PETROBRAS to confirm the possibility of the additional supply within five (5) days after the date of request.

1.9.1 – The additional quantities accepted by PETROBRAS shall be included in the Firm Order of the month in question, and the minimum and maximum limits defined in the table in item 1.3 and the total maximum limit defined in item 1.1 shall not apply to this case.

Quantities not delivered or not received

1.10 – The balance between the Firm Order and the quantity actually delivered/received shall be calculated, on a monthly basis, per delivery point.

1.10.1 – In case of a balance higher than five percent (5%) of the Firm Order, the procedures described below shall be adopted.

1.10.1.1 – The balance occurred due to PETROBRAS’s responsibility, except for that resulting from an Act of God or Force Majeure, pursuant to Clause Nine of the Agreement, or a Scheduled Maintenance Shutdown of the neighboring refinery(ies) for over five (5) days, previously informed pursuant to Clause Eight of the Agreement, may be included, at PURCHASER’s discretion, in the Firm Order of the subsequent month, and shall be invoiced at the lowest of the prices in force between the month the balance occurred (N) and the subsequent month (N+1).

1.10.1.2 – The balance occurred due to PURCHASER’s responsibility, except for that resulting from an Act of God or Force Majeure, pursuant to Clause Nine of the Agreement, or a Scheduled Maintenance Shutdown of UNIB 1-BA, UNIB 2-RS or UNIB 3-SP, previously informed pursuant to Clause Eight of the Agreement, may be included, at PETROBRAS’s discretion, in the Firm Order of the subsequent month, and shall be invoiced at the highest of the prices in force between the month the balance occurred (N) and the subsequent month (N+1).

1.10.2 – Balances equal to or lower than five percent (5%) of the Firm Order shall be automatically cancelled, with no cost or penalty to the PARTIES.

1.11 – Specifically in the case of the deliveries to UNIB 2-RS, if a failure occurs for which PETROBRAS is responsible, and  PETROBRAS has stock available for pumping into the tanks of TEDUT – Terminal Almirante Soares Dutra, the quantity available therein shall be taken into account in the calculation of the quantity supplied in month (N).

            1.11.1 - Naphtha available shall mean  the naphtha stock above the tanks’ ballast, which complies with the technical specification (item 2 of these CTC) and available for pumping.

1.11.2 – The quantity of naphtha stored in the TEDUT, considered as part of the supply of a certain month (N), shall be fully included in the order of the following month (N+1), being PETROBRAS’s first naphtha to be invoiced, at the price of the month in which the failure to deliver has occurred (N).

1.11.3 – If the quantity of naphtha available in the TEDUT is lower than the shortage in delivery, the difference between the shortage in delivery and the stock available in the TEDUT shall be treated as set forth in item 1.10.1.

1.12 – The balance calculation described in items 1.10 and 1.11 shall be consolidated by PETROBRAS and sent to PURCHASER by the fifth business day of the subsequent month (N+1), taking the deliveries/pick-ups made in month (N) as basis.

1.12.1 - PURCHASER has up to three (3) business days after receiving the calculation to challenge PETROBRAS’s analysis. After such period, PETROBRAS’s analysis shall be implemented pursuant to the procedure established in items 1.10 and 1.11.

Ceasing of industrial activities or decrease of naphtha consumption at one of PURCHASER’s units

1.13 – If, during the term of effectiveness hereof, as defined in its Clause Three, PURCHASER decides to cease or decrease, in whole or in part, the activities or consumption of any of its petrochemical facilities supplied with petrochemical naphtha by PETROBRAS, PURCHASER may request the decrease of the corresponding quantity under the contractual commitment, provided that it notifies PETROBRAS ninety (90) days in advance. The minimum and maximum volumes of naphtha of PURCHASER’s respective units shall then be amended, according to PURCHASER’s new needs.

1.13.1 – In the case set forth in item 1.13, the PARTIES may define by common agreement the total or partial transfer of the naphtha volume not delivered to PURCHASER to another unit, as established in an agreement.

1.13.2 – The decrease in the quantity set forth in the Agreement, after being requested by PURCHASER, or the transfer of the quantity agreed upon by the PARTIES, shall be taken into account when establishing the Firm Order, until the end of the term of effectiveness of the Agreement.

1.13.3 – The agreement between the PARTIES shall be made in writing, upon the execution of an Amendment.

2 – QUALITY AND INSPECTION

2.1 - The naphtha supplied by PETROBRAS to PURCHASER shall comply with the quality specifications stated below.

2.1.1 - PETROBRAS shall ensure the product quality until it reaches the place defined for each sales modality, as per the description provided in item 1 of the TCO (Exhibit II).

Petrochemical Naphtha

Characteristic	Unit	Method	Amount
Density 20/4[o]C (1)	-	ASTM-D-4052	0,66 -0,72
PID	[o]C	ASTM-D-86	To be indicated
5%	[o]C	ASTM-D-86	To be indicated
10%	[o]C	ASTM-D-86	To be indicated
20%	[o]C	ASTM-D-86	To be indicated
30%	[o]C	ASTM-D-86	To be indicated
50%	[o]C	ASTM-D-86	To be indicated
70%	[o]C	ASTM-D-86	To be indicated
90%	[o]C	ASTM-D-86	To be indicated
95%	[o]C	ASTM-D-86	To be indicated
PFD	[o]C	ASTM-D-86	190 max
Distillation Residue	% vol	ASTM-D-86	1.5 max
Color	Saybolt	ASTM-D-156	20 min
Vapor Pressure (PVR)	psi	ASTM-D-323	12.5 max
Sulfur	ppm m	ASTM-D-4045	400 max
Iron	ppb m	UOP-350	300 max
Lead	ppb m	UOP-350	20 max
Copper	ppb m	UOP-350	10 max
H2S	ppm m	UOP-163	10 max
Total Chlorides	ppm m	ASTM-D-5808	5 max
Total Paraffinicity	% vol	ASTM-D-5134	65 min
Normal-Paraffins	% vol	ASTM-D-5134	To be indicated
Iso-Paraffins	% vol	ASTM-D-5134	To be indicated
Olefins (2)	% vol	ASTM-D-5134	1 max
Naphthenic + Aromatic Compounds	% vol	ASTM-D-5134	To be indicated
Naphthenic Compounds	% vol	ASTM-D-5134	To be indicated
Aromatic Compounds	% vol	ASTM-D-5134	To be indicated
Methanol	ppm m	CONTEC-n-2448	10 max
Ethanol	ppm m	CONTEC-n-2448	100 max
MTBE	ppm m		60 max
CS2 (3)	ppm m	ASTM-D-5504	7 max
Mercury (4)	ppb m	-	5 max

(1) Only for naphtha produced in RLAM, the density limits shall be 0.66 to 0.73.

(2) Exceptionally for naphtha produced at RPBC, the maximum olefin content is 1.5% vol.

(3) The PARTIES agree to control the CS2 specification based on the moving weighted average per quantity of each batch over the last thirty (30) days of supply, setting the maximum value of seven (7) ppm as a limit, with supplies of batches with fifteen (15) ppm at the most being allowed to occur. If the moving average of the last thirty (30) days is greater than seven (7) ppm, the maximum limit per batch shall become ten (10) ppm. The CS2 specification shall apply only to naphtha delivered at UNIB 1-BA. PETROBRAS shall use its best efforts to decrease the CS2 content in naphtha delivered to UNIBs 2-RS and 3-SP.

(4) The PARTIES shall jointly supervise, based on the analyses carried out by PURCHASER, the mercury content in naphtha supplied by PETROBRAS. If the moving average of the last thirty (30) days is greater than five (5) ppb, the PARTIES shall define by common agreement the inclusion thereof as an item of these quality specifications, upon the execution of an Amendment. The formalization of the agreement shall contain, in addition to the value established for the maximum limit, the date on which such value shall become effective.

2.2 - PETROBRAS shall use its best efforts to provide PURCHASER, prior to the unloading of each ship at the Madre de Deus, São Sebastião and Tramandaí Terminals, with the Testing Certificate containing the results of the quality specifications of the product to be unloaded, for information purposes only.

2.2.1 – Failure to provide the Testing Certificate is not a hindrance from unloading the ship.

2.3 - PETROBRAS shall provide PURCHASER, prior to the beginning of the supply of each batch of the product at the delivery point described in item 1 of the TCO (Exhibit II), with a Testing Certificate containing the quality specifications results.

2.3.1 – If one or more results do not comply with the quality specifications, the product batch may only be supplied with PURCHASER’s written consent.

2.3.1.1 – The acceptance, by PURCHASER, of a certain quantity of product out of the specifications shall not, in any event, imply an amendment to the specification or the obligation thereof to accept other quantities under such conditions.

2.3.1.2 - If PURCHASER accepts to receive the product batch out of the specifications and uses it in its industrial process, PETROBRAS shall be held harmless from any damages, whether direct or indirect, or loss of profits that may occur to PURCHASER and/or other consumers supplied thereby, by virtue of the use of such product.

2.3.1.2.1 – Regardless of the provisions contained in the sub-item above, the PARTIES may negotiate, prior to the supply of the product batch in question, commercial and liability conditions for direct damages.

2.3.1.3 - If PURCHASER does not accept the receipt of the product batch out of the specifications, the delivery thereof shall be interrupted as instructed by PURCHASER, and PETROBRAS shall keep PURCHASER informed of the acts and forecasts for the prompt reestablishment of the normal supply conditions.

2.3.2 - If PURCHASER finds any discrepancy between the results stated in the Testing Certificate and the quality of product received, it shall, within a maximum of two (2) business days after the receipt, send a formal complaint to PETROBRAS so that the proper investigations are conducted. In such case, the continuity of the supply of the product shall only occur with PURCHASER’s written consent.

2.3.2.1 – If any non-compliance is found in the product quality, PETROBRAS shall be responsible for proven direct damages, up to the limit stated in Clause Seven of the Agreement, excluding indirect damages and loss of profits suffered by PURCHASER and/or other consumers supplied thereby, by virtue of using such product.

2.3.2.1.1 – Regardless of the provisions contained in the sub-item above, the PARTIES may negotiate liability conditions for direct damages specific to each event.

2.3.2.2 – If there is no agreement between the PARTIES with regard to discrepancies in relation to the guaranteed quality specifications of the product, a sample thereof shall be submitted to an analysis by an independent Inspection Company chosen by common agreement between the PARTIES, the report of which shall be irrevocably accepted and the costs shall borne by the losing PARTY.

Appointment of the Independent Inspection Company

2.4 – When it is in the interest of the PARTIES, an Independent Inspection Company, mutually accepted by the PARTIES, may be appointed to witness the quality and quality certification of the product send by PETROBRAS or received by PURCHASER, depending on the sale modality. The costs and fees pertaining to the engagement of such Independent Company shall be equally divided between the PARTIES.

2.4.1 – The independent inspector shall determine the quality and quantity of the product, by means of sampling and analysis of the product in the presence of representatives of the PARTIES, according to the sale modality performed and defined in item 1 of the TCO (Exhibit II), prior to the beginning of the loading, unloading or pumping operation. The inspector shall retain control samples for at least ninety (90) days subsequent to the end of the operation.

2.4.2 – The product quantity and quality results, as determined by the independent inspector, shall be deemed to be definitive in relation to the PARTIES, except in the cases where any errors or fraud occur, and shall be used as basis for the issuance of the shipping documentation pertaining to the product and the invoicing thereof.

3 – SALES MODALITIES

3.1 – For the enforcement of the subject matter of this Agreement, the “Delivery at Point A” (EXA), “Free for Warehouse” (LPA) and “Delivery in Aratu” (EEA) sales modalities shall be carried out, the descriptions of which are found in item 1 of the TCO (Exhibit II).

3.2 – The EXA sales modality applies to the handling of petrochemical naphtha through the following pipelines:

(a) pipeline III connecting TEMADRE (Terminal Aquaviário de Madre de Deus) to UNIB 1-BA;

                (b) ORSUL 14” connecting REFAP to UNIB 2-RS; e

                (c) pipeline connecting RECAP to UNIB 3-SP.

3.3 – The LPA sales modality applies to the handling of petrochemical naphtha through the following pipelines:

                (a) pipeline I connecting RLAM to UNIB 1-BA; and

(b) pipeline PU 22” connecting Terminal de São Caetano do Sul to UNIB 3-SP, for naphtha from REPLAN, REVAP and RPBC refineries, and that from import and/or cabotage.

3.4 - The naphtha handling in the LPA modality involves the payment of a transportation fee to PETROBRAS. Such fee is obtained by multiplying the Transpetro transportation fee by an Adjustment Rate.

3.4.1 - The Transpetro transportation fees are published in its website (www.transpetro.com.br) and shall become effective  on the date of their publication.

3.4.2 – As a reference, the amounts in force on December 23, 2015 are shown in the table below.

Delivery Point	Pipeline	Fee (R$/m3)	Adjustment Rate (%)
UNIB 1-BA	Pipeline I (1)	8.76 (2)	80 (3)
UNIB 3-SP	Pipeline PU 22” (4)	3.44 (5)	85 (6)

(1) Fees for Oil and Byproducts Transportation through Long Pipelines / ORPENE 14” RLAM – BRASKEM

(2) Revision 21, dated April/2015

(3) Percentage of Transpetro’s transportation fee applicable to naphtha delivery through pipeline I to PURCHASER (UNIB 1-BA)

(4) Fees for Oil and Byproducts Transportation through Short Pipelines / São Caetano do Sul – PQU

(5) Revision 14, dated April/2015

(6) Percentage of Transpetro’s transportation fee applicable to naphtha delivery through pipeline PU 22” to PURCHASER (UNIB 3-SP)

3.4.2.1 – To convert “R$/m3” into “R$/t”, the typical density of petrochemical naphtha at 0.70 must be used.

3.4.3 – The transportation fees paid to PETROBRAS shall be adjusted in the following situations:

3.4.3.1 – upon each revision published by Transpetro in its website; and/or

3.4.3.2 – upon each revision of the Adjustment Rate made by PETROBRAS due to its costs with naphtha transportation to PURCHASER.

3.4.4 – In case of temporary unavailability or permanent discontinuity of the disclosure of the fees in Transpetro’s website, the amounts in force shall be maintained, except if otherwise expressly agreed upon between the PARTIES, in writing.

3.4.4.1 – As soon as the correct fee is known, credit notes or complementary notes shall be issued to correct the provisional invoicing.

3.4.5 – The amount of the transportation fee shall be charged from PURCHASER by being added to the  product price, as defined in item 4.2 of these CTC.

3.4.6 - If PURCHASER establishes a transportation service agreement directly with Transpetro, for the operation of the pipelines as described in item 3.3 above (pipeline I and/or PU 22”), the sales modality shall change from “LPA” to “EXA”, and the payment of the transportation fee to PETROBRAS, as per item 3.4.5, shall cease to be made, as from the date of effectiveness of such agreement.

3.4.7 – In case of deactivation or replacement of any of the pipelines referred to in item 3.3, the reference rates shall be replaced with the new ones published by Transpetro. The revision shall be informed to PURCHASER at least sixty (60) days in advance of the application thereof.

3.5 – The handling of naphtha in the EEA modality involves the payment of a fee to PURCHASER for the use of the Raw Materials Terminal (TMP) in Aratu. Such fee is obtained by multiplying the Transpetro fee by an Adjustment Rate.

3.5.1 – Transpetro’s fees are published in its website (www.transpetro.com.br) and shall become effective on the date of publication thereof.

3.5.2 – As a reference, the amounts in force on December 23, 2015 are shown in the table below.

Terminal	Product	Service	Transpetro Fee(1) (R$/m3)	Adjustment Rate(2) (%)
Madre de Deus	Claros	Vessel Operation and use of operational tankage	19.84	60%

(1) Reference rates for Handling Services in Terminals, Revision 32, dated October/2015

(2) Adjustment Rate defined by PURCHASER

3.5.2.1 - To convert “R$/m3” into “R$/t”, the typical density of petrochemical naphtha at 0.70 must be used.

3.5.3 – The TMP use fee shall be adjusted at each revision published by Transpetro in its website.

3.5.4 – In case of temporary unavailability or permanent discontinuity of the disclosure of the “Reference Rates for Handling Services in Terminals” in Transpetro’s website, the amounts in force shall be maintained, except if otherwise expressly agreed upon between the PARTIES.

3.5.4.1 - As soon as the correct fee is known, credit notes or complementary notes shall be issued to correct the provisional invoicing.

3.5.5 – The TMP use fee shall be paid to PURCHASER in the month when such Terminal is used to unload petrochemical naphtha owned by PETROBRAS. The payment shall be made by PETROBRAS by means of a discount on the product price  supplied to UNIB 1-BA, as defined in item 4.2 of these CTC.

3.5.5.1 - If PURCHASER ceases to be in charge of the TMP operation, the payment of the fee for use of such Terminal shall cease to be made, as from the date immediately after the end of the effectiveness of such service.

4 - PRICE

4.1 – For invoicing purposes, the price of the petrochemical naphtha shall be referenced based on the average daily quotation of Physical Naphtha in the Northwest Europe (NWE CIF ARA) market, according to the following formula:

Naphtha = 102.1% ARA x exchange rate

Where:

Naphtha: monthly price of sale of petrochemical naphtha, on month [*] in which the supply occurs, at R$/t, at sight and free from any taxes or fees.

ARA: average daily quotation of Physical Naphtha in the Northwest Europe (NWE CIF ARA) market, as published by Platt’s, at US$/t. The application of the formula takes into account the average quotations in the period between the first and last days of the month [*].

Exchange Rate: average of the daily U.S. Dollar sales quotations disclosed by the Central Bank of Brazil during the period between the first and the last day of the month (N-1).

4.2 – The petrochemical naphtha invoicing price, calculated by the formula in item 4.1., shall be adjusted based on the following parameters, when applicable:

4.2.1 – Fee for the use of a pipeline for the deliveries made to UNIBs 1-BA and 3-SP, under the LPA modality, as established in item 3.4 of these CTC; and

4.2.2 – Fee for the use of the TMP for the deliveries made to UNIB 1-BA, as established in item 3.5 of these CTC.

4.3 – The invoicing price calculated based on the formula in item 4.1, and adjusted by the pipeline fee, as described in item 4.2, shall also be adjusted based on the quality of the naphtha supplied to PURCHASER.

4.3.1 – The petrochemical naphtha invoicing price shall be adjusted based on the carbon disulfide (CS2) content, in parts per million (ppm), in the product delivered by PETROBRAS to PURCHASER during the month (N-2).

4.3.1.1 – The naphtha invoicing price shall be added by US$ 1.50 per ton, if the CS2 content is lower than 3 ppm.

4.3.1.2 - The naphtha invoicing price shall be added by US$ 1.10 per ton, if the CS2 content is equal to or higher than 3 ppm and equal to or lower than 7 ppm (amounts rounded down to the whole number immediately preceding the calculated amount).

4.3.1.3 - PURCHASER shall not pay for the quality adjustment described in items 4.3.1.1 and 4.3.1.2 if the CS2 content is higher than 7 ppm.

4.3.2 – If, on a certain month (N-2), naphtha with CS2 content above 10 ppm is not delivered, PURCHASER shall pay an additional quality premium equivalent to US$ 1.00 per ton on the total quantity of product delivered in month (N), calculated and paid for separately per PURCHASER’s Unit.

4.3.3 - If, on a certain month (N-2), naphtha with CS2 content above 10 ppm is not delivered at any of its industrial units, PURCHASER shall pay an additional quality premium equivalent to US$ 0.50 per ton on the total quantity of product delivered in the month in reference, at each of its units.

4.3.4 - The PARTIES may agree, during the term of effectiveness of this Agreement, and upon the execution of an Amendment, the inclusion of other parameters for premium or discount due to quality.

4.3.5 – The calculation of the additions as described in items 4.3.1, 4.3.2 and 4.3.3 shall be made during month (N-1) of the effectiveness of the price. In such process, the PARTIES shall validate the amount, in Reais (R$), the PURCHASER’s unit(s) for inclusion of the addition, as well as the procedure thereof.

4.4 – In cases involving an increase of the cost incurred in by PETROBRAS to supply PURCHASER with petrochemical naphtha, in order to comply with a request from the latter, the amount shall be previously agreed upon and reimbursed by PURCHASER by means of an addition to the naphtha price at the Unit involved in the operation (UNIB 1-BA, UNIB 2-RS or UNIB 3-SP). Likewise, if PURCHASER incurs in costs related to handling measures requested by PETROBRAS, the amount shall be previously agreed upon and reimbursed by means of a discount on the naphtha price at the Unit involved in the operation.

4.4.1 – The negotiation may be carried out by letter or e-mail exchange, which shall be stored to ensure the traceability of the process.

4.5 – The petrochemical naphtha invoicing price in month (N) shall be calculated by PETROBRAS on the first business day of month (N) and informed to PURCHASER. Such calculation shall take into account the price formula set forth in item 4.1 and the adjustments introduced by items 4.2 and 4.3 of these CTC.

4.6 – If, during the term of effectiveness of this Agreement, the [*] quotation average, as published by Platt’s, in months [*],[*],[*] and [*], is higher than [*] per barrel, PURCHASER may, at its sole discretion and at any time during such situation, request a renegotiation of the commercial conditions hereof.

4.6.1 – For the purpose of the item above, the average of the mean quotations of the Dated [*] published by [*] shall be computed.

4.6.2 - PURCHASER may only use such item after January 1st, 2018, with December, 2017 being the month [*] to which item 4.6 refers.

4.7 – If, during the term of effectiveness of this Agreement, [*] volume in months [*],[*],[*] and [*] is greater than [*] in relation to the average of the calendar year preceding the year of month [*], for four months in a row, PETROBRAS may, at its sole discretion and at any time for as long as such situation lasts, request a renegotiation of the commercial conditions hereof.

4.7.1 – For the purpose of the item above, the information on the [*] market, as published by the [*] – in its Yearbook and Statistic Data, such as [*], shall be computed. In case of temporary unavailability or permanent discontinuity of such report, PETROBRAS shall indicate another source to obtain such information, to be agreed upon between the PARTIES.

4.7.2 - PETROBRAS may only use such item after January 1st, 2018, with December, 2017 being the month [*] to which item 4.7 refers.

4.8 - The PARTY that has the right to request the price renegotiation as per items 4.6 and 4.7, and elects to exercise it, shall notify the other PARTY on its intention to renegotiate the commercial conditions of the Agreement, and the PARTIES shall use their best efforts, in good faith, to complete the renegotiation within [*] days after the receipt of notice by the notified PARTY. Once such term has elapsed, if the PARTIES have not reached an agreement in relation to the new commercial conditions, this Agreement [*].

EXHIBIT II

OPERATIONAL TERMS AND CONDITIONS – OTC

Revision: 0

Date: 12/23/2015

1 – SALES MODALITIES

For the enforcement of the subject matter of this Agreement, the “Delivery at Point A” (EXA), “Free for Warehouse” (LPA) and “Delivery at Aratu” (EEA) sales modalities shall be used, as described in the tables below.

Term Identity			With regard to the cargo transportation
Acronym	Name	Description	Transportation Modality	Payment of Shipping Costs or Transportation Fees	Loading	Insurance	Unloading
EXA	Delivery at Point "A"	Braskem undertakes the risks and expenses from point "A" of Petrobras’s Supply Unit (Refinery or Terminal). The quality assurance ends at the very point "A".	Through Pipelines	Petrobras	Petrobras	Optional	Petrobras
LPA	Free for Warehouse	Petrobras undertakes all expenses and risks until the delivery of the product at the entrance to Braskem’s industrial unit. The quality assurance also ends at such point.	Through Pipelines	Petrobras	Does not Apply	Optional	Does not Apply
EEA	Delivery at Aratu	Petrobras undertakes the loading and shipping expenses, in addition to the risks and responsibilities until the delivery at the vessel’s unloading flange at Aratu.	Through Waterways	Petrobras	Petrobras	Optional	Petrobras

Term Identity			With regard to the quantity and quality verification			Transfer of risks and ownership (3(4))
Acronym	Name	Description	Quantity measurement site	Quality inspection site	Quality assurance site	Risk and ownership transfer site	Ownership transfer site
EXA	Delivery at Point "A"	Braskem undertakes the risks and expenses from point "A" of Petrobras’s Supply Unit (Refinery or Terminal). The quality assurance ends at the very point "A".	Preferably at Petrobras’s EMED	Depends on the operation(1)	Point “A"(2)	Point “A"(2)	Point “A"(2)
LPA	Free for Warehouse	Petrobras undertakes all expenses and risks until the delivery of the product at the entrance to Braskem’s industrial unit. The quality assurance also ends at such point.	Preferably at Petrobras’s EMED	At the point of origin	At the entry flange, at the destination base	At the entry flange, at the destination base	At the entry flange, at the destination base
EEA	Delivery at Aratu	Petrobras undertakes the loading and shipping expenses, in addition to the risks and responsibilities until the delivery at the vessel’s unloading flange at Aratu.	In the onboard tanks, at the destination	At the vessel’s unloading flange in Aratu	At the vessel’s unloading flange in Aratu	At the vessel’s unloading flange in Aratu	At the vessel’s unloading flange in Aratu

(1) In the State of Bahia, the EXA sales modality applies to the delivery of petrochemical naphtha from cabotage and import, with the unloading at the Madre de Deus Terminal (TEMADRE). In such case, the “Quality inspection site” depends on the origin of the cargo. For product from cabotage, the inspection is carried out at the point of origin and, for product from import, the inspection is carried out upon the unloading, by an Independent Inspection Company. In the State of Rio Grande do Sul, the EXA sales modality applies to the petrochemical naphtha produced by REFAP and originated from cabotage and import transactions, with unloading at the Almirante Soares Dutra Terminal (TEDUT). The quality inspection of naphtha produced at REFAP is made at the very Refinery. For cargoes from cabotage, the “Quality inspection site” is at the point of origin and, for the cargoes from import, the inspection is carried out upon the unloading, by an Independent Inspection Company. For the naphtha produced by RECAP, the “Quality inspection site” is the Refinery.

(2) Point “A” shall mean the set of valves associated to an EMED, where the exit points pump products from a Supply Unit to the local Receiving Units are defined.

(3) In the EXA sales modality, the transfer of ownership of the product shall occur downstream from point “A” of PETROBRAS’s Supply Unit. In the LPA sales modality, the transfer of ownership of the product shall occur downstream from the entry flange of PURCHASER’s industrial unit. In the EEA sales modality, the transfer of ownership of the product shall occur downstream from the vessel’s unloading flange at the Aratu Terminal.

(4) From the ownership transfer point defined for each sales modality, the risks of loss of quantity, quality degradation and third party’s risks shall be automatically transferred from PETROBRAS to PURCHASER. The environmental risks shall comply with the provisions set forth in the Brazilian Environmental Legislation.

2 – SUPPLY SCHEDULE

2.1 – Delivery and Pick-up Schedule

2.1.1 - PETROBRAS shall inform PURCHASER, on a weekly basis, the vessels’ schedule with an estimate of the quantity and origin, in addition to the daily forecast of naphtha production by the RLAM refineries, for delivery to UNIB 1-BA, and REFAP refineries, for UNIB 2-RS, for the next thirty (30) days. Such schedule shall ensure the pro rata daily pick-up for the Firm Order – established in item 1 of the CTC (Exhibit I) – to be delivered within the month.

2.1.1.1 – Specifically for deliveries to UNIB 3-SP, PETROBRAS shall provide, on a weekly basis, the vessels forecast and, on a daily basis, the pumping schedule, comprising both the production of the neighboring refineries and the cargoes from cabotage/import.

2.1.2 - PURCHASER undertakes to inform, on a weekly basis, per UNIB, its stock, the daily consumption forecast for the period of thirty (30) days, and the schedule of vessels for import made by itself.

2.2 – Unloading of PETROBRAS’s Vessels at the Raw Material Terminal (TMP) in Aratu

2.2.1 – Whenever requested by PETROBRAS, PURCHASER shall inform any operation ranges of PETROBRAS’s vessels at the TMP.

2.2.1.1 – After being agreed on, the operation ranges may only be changed upon agreement between the PARTIES.

2.2.1.2 – A delay in the operation for which PETROBRAS is responsible shall be subject to a new indication by PURCHASER.

2.3 - Unloading of PETROBRAS’s Vessels at the Almirante Soares Dutra Terminal (TEDUT) in Tramandaí

2.3.1 – The procedure for request and grant of operation ranges of PETROBRAS’s and PURCHASER’s vessels at TEDUT is described in specific agreements entered into with Transpetro.

2.3.1.1 – The operation ranges may be changed by common agreement between the PARTIES.

2.3.2 – Considering the limitations related to the shared use of TEDUT for storage and handling of naphtha owned both by PETROBRAS and PURCHASER, it is necessary to define specific criteria for such process, as shown below.

2.3.2.1 – The first criterion is the pumping sequence called FIFO (“First In – First Out”), which determines the order of the product to be transferred from TEDUT to REFAP as equivalent to the order of product unloaded to TEDUT.

2.3.2.1.1 – Such sequence applies to petrochemical naphtha owned by PETROBRAS and to petrochemical naphtha owned by PURCHASER.

2.3.2.1.2 - The PARTIES may agree on occasional changes to the FIFO sequence.

2.3.2.2 – The second criterion is the space availability in TEDUT’s tankage. In order to maintain the delivery to UNIB 2-RS of the basic naphtha quantity defined in item 1.2 of CTC (Exhibit I), PURCHASER undertakes to provide storage space at TEDUT, during the term of effectiveness of this Agreement, for use by PETROBRAS in its handling of petrochemical naphtha.

3 – MEASUREMENT

 “Delivery at Point A” (EXA) and “Free for Warehouse” (LPA) Sales Modalities

3.1 – In the EXA and LPA sales modalities, the delivery shall be made by pumping from Supply Units to Receiving Units, through pipeline connecting point “A” of the Supply Unit to the Receiving Unit.

3.1.1 – The responsibility for payment of the transportation fee and for the risks of degradation and/or loss of product, as well as the product ownership transfer point, are defined in item 1 of this Exhibit, for each sales modality.

3.1.2 – In the EXA modality, if there is no set of outflow valves identifying point “A”, the transfer of ownership and of the risks of degradation and/or loss of product shall occur downstream from the exit flange of PETROBRAS’s product delivery tank to PURCHASER.

3.1.3 – In the LPA modality, if there is no set of outflow valves identifying the entry of the Receiving Unit, the transfer of ownership and of the risks of degradation and/or loss of products shall occur downstream from the entry flange of the first receiving tank of the Receiving Unit.

3.1.4 – During the receipt operations, no simultaneous (lung operation) may take place in the receiving tank, which shall be separated and isolated by blocking valves (preferably double-blockage valves), except if PURCHASER has its own EMED.

3.1.5 – For carrying out exceptional lung operations during the receipt of a pumping, PURCHASER shall provide intensive assistance to the operation, so as to guarantee the safety procedures and, unless it has a duly calibrated EMED, it shall lose the right to subsequent complaints regarding the quantities invoiced, and such transfers shall be excluded from the periodical statistics to assess shortage and surplus, as referred to in item 4.1 of these OTC.

3.2 – The measuring of the products supplied to PURCHASER shall preferably be made by a Measurement Station (EMED) owed by PETROBRAS, calibrated based on INMETRO’s traceable standards and installed at the PETROBRAS’s Supply Unit area

3.2.1 – EMED shall mean a set of equipment consisting of a meter, a tester, a flow computer, pressure and temperature transmitters, filter, deaerator and fittings, composing a system intended to measure, in line, the quantities transferred.

3.2.2 – The measurement for invoicing the products shall be made by a turbine-type meter, with positive or mass displacement, of Coriolis-type, with the calibrations being made by a calibrated tester, based on INMETRO’s traceable standards.

3.2.3 – The quantity calculations through EMED shall be made exclusively by the flow computer, following the Manual of Petroleum Measurement Standards, Chapter 12.2, Calculation of Liquid Petroleum Quantities Measured by Turbine or Displacement Meters, First Edition (ANSI/API MPMS 12.2). If the EMED uses a Coriolis-type meter, the Manual of Petroleum Measurement Standards, Chapter 5 – Metering, Section 6 - Measurement of Liquid Hydrocarbons by Coriolis Meters shall be used.

3.2.4 - PETROBRAS shall be in charge of the operation, maintenance and replacement of EMED’s components, with access by PURCHASER’s representatives to the installation site, for follow-up, being allowed.

3.2.5 –EMED meter calibration shall be made by PETROBRAS based on the usage rate thereof, with regard to the maximum interval of one (1) month between successive calibrations, always upon prior notice sent to PURCHASER at least five (5) business days in advance, in order to allow it to send a representative to follow-up on the works, if it so wishes.

3.2.6 – In the absence of a representative of PURCHASER’s, PETROBRAS shall make the meter calibration, without PURCHASER being later entitled to make any complaint regarding such procedure, and shall place a copy of the Calibration Report, including the meter rate graphs, at PURCHASER’s disposal.

3.2.7 - PURCHASER may request an extra calibration of any EMED equipment, upon a notice sent five (5) business days in advance, and if the equipment is considered adjusted, the costs with such calibration shall be borne by PURCHASER.

3.2.8 – Whenever the results of the calibrations, if carried out pursuant to the criteria in the Manual of Petroleum Measurement Standards Chapter 13: Statistical Aspects of Measuring and Sampling, Section 2 - Methods of Evaluating Meter Proving Data, from the American Petroleum Institute, indicate the need, as many additional calibrations as are necessary shall be made, with no obligation to send a prior notice to PURCHASER.

3.2.9 – In any of the situations described in the two items above, PETROBRAS shall place a copy of the Calibration Report at PURCHASER’s disposal.

3.3 – If there is no EMED, or in case of a proven failure thereof, the calculation of the quantities, for invoicing purposes, shall be made based on the measurements of the emission tanks in PETROBRAS’s Supply Unit, made pursuant to Ordinances issued by the Brazilian Institute of Weights and Measures (INPM) in force for the quantitative calculation of liquid byproducts and using, to calculate the quantities, the official table of the former Brazilian Oil Council (CNP) (Tables for Correction of Oil Byproducts Densities and Volumes, Resolution number 6/70, dated June 25, 1970, or another standard that may replace it).

3.3.1 - PETROBRAS undertakes to keep its sales tanks in measurement conditions, with tonnage certificates issued by INMETRO within the term of effectiveness, as well as the measurement instruments/equipment (radar-type automatic level meter or automatic level meter with servo-operator displacer, automatic temperature meter, tape rules, thermometers and density meters) calibrated based on INMETRO traceable standards.

3.3.2 – In case automatic level and temperature meters are used, they shall be duly validated by PETROBRAS and inspected pursuant to the criteria of the Manual of Petroleum Measurement Standards Chapter 3 – Tank Gauging, Section 1B – Standard Practice for Level Measurement of Liquid Hydrocarbons in Stationary Tanks by Automatic Tank Gauging. During the shipping operations, no simultaneous operations (lung operations) may occur, and it shall be separated and isolated by blockage valves (preferably double-blockage valves).

3.4 – If the calculation cannot be made through PETROBRAS’s measurement systems, the quantity calculation, for invoicing purposes, shall be made based on PURCHASER’s EMED indicators, provided that it complies with the design and assembly requirements pertaining to the transfer of custody of such product, and that it is calibrated based on the INMETRO traceable standards, or in PURCHASER’s tanks, in this order of preference, with the measurements and/or calibrations being overseen by PETROBRAS’s representatives.

3.4.1 – The measurement for invoicing of the products through EMED shall be made by a turbine-type meter, Coriolis-type positive or mass displacement, with the calibrations being made through a tester calibrated based on INMETRO’s traceable standards.

3.4.2 – The calculations of quantities through EMED shall be made exclusively by the flow computer, following the Manual of Petroleum Measurement Standards, Chapter 12.2, Calculation of Liquid Petroleum Quantities Measured by Turbine or Displacement Meters, First Edition (ANSI/API MPMS 12.2). If EMED uses a Coriolis-type meter, the Manual of Petroleum Measurement Standards, Chapter 5 – Metering, Section 6 - Measurement of Liquid Hydrocarbons by Coriolis Meters shall be followed.

3.4.3 – The calibrations of the EMED meter used for invoicing shall be made through a tester calibrated based on INMETRO traceable standards, pursuant to the criteria in the Manual of Petroleum Measurement Standards Chapter 4: Proving Systems, Section 8 - Operation of Proving Systems.

3.4.4 - PURCHASER shall be in charge of the EMED components operation, maintenance and replacement, with access by PETROBRAS’s representatives to the installation site, for follow-up, being allowed.

3.4.5 –EMED meter calibration shall be made by PURCHASER, based on its usage rate, with due regard to the maximum interval of one (1) month between successive calibrations, always sending PETROBRAS a prior notice at least five (5) business days in advance, to allow it to send a representative to oversee the works, if it so wishes.

3.4.6 - In the absence of a representative of PETROBRAS’s, PURCHASER shall make the meter calibration without PETROBRAS being later entitled to make any complaint regarding such procedure, and shall place a copy of the Calibration Report, including the meter rate graphs, at PETROBRAS’s disposal.

3.4.7 - PETROBRAS may request an extra calibration of any EMED equipment, upon a notice sent five (5) business days in advance, and if the equipment is considered adjusted, the costs with such calibration shall be borne by PETROBRAS.

3.4.8 - Whenever the results of the calibrations, if carried out pursuant to the criteria in the Manual of Petroleum Measurement Standards Chapter 13: Statistical Aspects of Measuring and Sampling, Section 2 - Methods of Evaluating Meter Proving Data, from the American Petroleum Institute, indicate the need, as many additional calibrations as are necessary shall be made, with no obligation to send a prior notice to PETROBRAS.

3.4.9 - In any of the situations described in the two items above, PURCHASER shall place a copy of the Calibration Report at PETROBRAS’s disposal.

3.4.10 – In order for PURCHASER’s tanks to eventually be able to be used for invoicing purposes or comparison with PETROBRAS’s measurements, they shall be in measuring conditions, with tonnage certificates issued by INMETRO within the term of effectiveness, as well as the measurement instruments/equipment (radar-type automatic level meter or automatic level meter with servo-operator displacer, automatic temperature meter, tape rules, thermometers and density meters) calibrated based on INMETRO traceable standards.

3.4.10.1 - In case automatic level and temperature meters are used, they shall be duly validated by BRASKEM and inspected pursuant to the criteria of the Manual of Petroleum Measurement Standards Chapter 3 – Tank Gauging, Section 1B – Standard Practice for Level Measurement of Liquid Hydrocarbons in Stationary Tanks by Automatic Tank Gauging (API MPMS 3.1B) and of the Manual of Petroleum Measurement Standards Chapter 7 - Temperature Determination (API MPMS 7).

3.4.10.2 – The quantity calculations shall be made pursuant to Ordinances issued by the Brazilian Institute of Weights and Measures (INPM), in force for the quantitative calculation of liquid byproducts and using, to calculate the quantities, the official table of the former Brazilian Oil Council (CNP) (Tables for Correction of Oil Byproducts Densities and Volumes, Resolution number 6/70, dated June 25, 1970, or another standard that may replace it).

“Delivery in Aratu” Sales Modality (EEA)

3.5 – The measuring of the naphtha quantities supplied to PURCHASER under the EEA sales modality shall be made in the destination board tanks, adjusted by the Vessel Experience Rate (FEN).

3.5.1 – For purposes of invoicing of the product to be unloaded at the TMP, the quantity of the onboard tanks at destination, adjusted by FEN, in “METRIC TONS IN VACUUM”, shall be taken into account, using ANP’s table.

3.5.2 - FEN shall be calculated according to API MPMS Chapter 17 - Marine Measurement, Section 9 – Vessel Experience Rate (VEF) (API MPMS 17.9).

3.6 – The onboard measurement shall be made by an Independent Inspection Company, appointed by common agreement between the PARTIES.

3.6.1 – The costs and fees pertaining to the engagement of such Independent Inspection Company shall be divided equally between the PARTIES.

3.7 - PURCHASER may send a representative to oversee and verify the measurements carried out onboard at the destination.

4 – SHORTAGES AND SURPLUS

“Delivery at Point A” (EXA) and “Free for Warehouse” (LPA) Sales Modalities

4.1 – The differences, in mass, monthly calculated between the quantities supplied by PETROBRAS and the quantities received by PURCHASER shall be deemed to be compliant when falling between the acceptable limits, as described in the table below, valid for measurements in tanks, compared with measurements in tanks, measurements in line compared with measurements in tanks, and measurements in line compared with measurements in line (EMED versus EMED).

Product	Monthly (%)
Naphtha	-0.45% to +0.20%

4.1.1 – The acceptable limits organize the moving of products between PETROBRAS and PURCHASER. When the moving results are outside the limits set forth above, it will be necessary to carry out a specific investigation.

4.1.2 – For investigation purposes, the PARTIES shall simultaneously send the information on the quantities sent and received, except in exceptional cases agreed upon between the PARTIES, with an established deadline, and every agreement shall be registered in minutes of meeting of the “Local Measurement Committee”.

4.2 – At each delivery point, a “Local Measurement Committee”, formed by local representatives of PETROBRAS and of PURCHASER, which shall meet, in an ordinary manner, from time to time or, if it is justified, upon extraordinary call, to discuss matters related to the procedure to calculate quantities and measurement differences occurred at the respective delivery point during the period.

4.2.1 – The “Local Measurement Committee”, based on reasonable justifications, may submit any proposals of studies to change  specific rates for PETROBRAS analysis, and the latter shall issue an opinion on the matter within  a maximum of thirty (30) days after receiving the information.

4.3 – The cases of individual pumping with a clear measurement non-compliance shall entail a prompt analysis by the PARTIES and, if the causes thereof are identified, the adjustments shall be made on the first delivery subsequent to the identification of the cause.

4.4 – Regardless of the acceptable limits set out in item 4.1, if any non-compliance is duly found in the measurements used for invoicing, the interested PARTY may, through its legal representative, submit a substantiated statement identifying the reason that triggered the noncompliance and, upon agreement between the PARTIES, the quantities capable of being adjusted shall be set.

4.5 - The PARTIES shall, on a monthly basis, calculate the quantities, in mass units, invoiced and received in relation to the immediately preceding month, with the purpose of critically assessing the results.

4.5.1 – If any deviations from the monthly limits defined in item 4.1 are found, an investigation shall be initiated by the PARTIES and, if the causes thereof are identified, the corrections to the invoicing of the first deliveries subsequent to the identification of the cause or a complementary invoicing shall be made.

4.5.2 – If such investigation finds an irregularity in the measurement of the quantities invoiced, the PARTIES shall arrange that payments pertaining to the invoicing corrections be made within sixty (60) days after reaching an agreement.

4.5.3 – Failure to comply with the terms of payment set forth in this item of the OTC shall subject the defaulting PARTY to the payment of interest and financial charges, as established in Clause Six – Financial Conditions, item 6.9 of the Agreement.

4.6 – Any complaint shall be filed in writing by the interested PARTY within a maximum of thirty (30) days after the occurrence or the closing of the monthly period, accompanied by the entire documentation evidencing and substantiating the complaint, and the other PARTY shall give an answer in writing  within thirty (30) days in this regard.

4.7 – Only complaints pertaining to the handling of quantities calculated in strict compliance with the terms of item 3 of these OTC shall be accepted and analyzed.

4.8 - The PARTIES undertake to keep records of documental information on all handling procedures occurred for at least two (2) years, including the respective calibration reports of the instruments used to quantify the product.

4.9 – If the PARTIES do not agree on the causes behind the differences found, an opinion shall be issued by PETROBRAS’s Handling Control and Loss Audit department team. If the disagreement persists, any PARTY shall have the option to request a report from an independent expert, to be defined by common agreement, who shall issue a final opinion within a maximum of sixty (60) days after the date of his or her engagement, and the PARTIES undertake to accept such opinion, and the costs of the engagement shall be borne by the PARTY owing the difference.

4.9.1 – The payment resulting from this Clause shall be made within the deadline defined in item 4.5.2 above, and any default thereon shall entail the effects set forth in item 4.5.3.

“Delivery in Aratu” (EEA) Sales Modality

4.10 – If, after the end of the trip, the difference between the quantities stated at the origin and received at the destination are beyond a (-) 0.30% to (+) 0.30% interval of the quantity stated at the origin, the interested PARTY may submit a global analysis of the trip. Upon identification of the reasons for the difference and upon agreement between the PARTIES, the quantities subject to correction shall be defined.

4.10.1 – Regardless of the difference between the quantities stated at the origin and received at the destination, if “non-compliances” are duly identified in the measurements used for invoicing, the interested PARTY may submit a documented statement identifying the reason that triggered the “non-compliance” and, upon agreement between the PARTIES, the quantities subject to correction shall be defined.

4.11 – The complaint shall be filed in writing by the interested PARTY, within sixty (60) days after the unloading operations, accompanied by the entire documentation that evidences and substantiates the complaint, and the other PARTY shall give an answer in writing within forty-five (45) days.

4.12 – If, after the end of the trip, a surplus is found onboard, owned by PURCHASER, it shall request a reimbursement so that the correction of the quantity identified is made within a maximum of thirty (30) days, and freight for such surplus may be charged if the occurrence thereof has been caused by PURCHASER.

5 – VESSEL DEMURRAGE

5.1 – The costs with demurrage to unload a vessel shall be borne by  the party that caused it.

5.1.1 – The demurrage caused due to ineffectiveness or inefficiency of the receipt system shall be under PURCHASER’s responsibility.

5.1.2 - The demurrage caused due to ineffectiveness or inefficiency of the Raw Material Terminal (TMP) shall be under PURCHASER’s responsibility

5.1.3 - The demurrage caused due to ineffectiveness or inefficiency of the vessel shall be under PETROBRAS’s responsibility.

5.2 – Throughout the time exceeding the thirty-six (36) PRPC (“Pro Rata Part Cargo”, that is, the 36-hour lay time shall be apportioned if there are cargo from different companies in the vessel) hours, the PARTY that caused the event shall pay to the other a vessel demurrage fee, which shall be informed upon its determination.

5.3 – The fees described below shall be used to calculate the demurrage.

5.3.1 – Contractual fee established in the Charter Party’s Recap, if the vessel used has been engaged for a one-time trip (VCP).

5.3.2 – Fee informed by PETROBRAS at the time of the determination, if the vessel belongs to PETROBRAS fleet, or to a long-term contract (TCP). If PURCHASER does not agree with the fee informed by PETROBRAS, or if PETROBRAS does not inform it, the AFRA published by the London Tankers Broker’s Panel, compatible with the medium-range ship, on the date of the operation period, shall be used as reference.

5.4 – The terms and conditions of “Shellvoy 06” shall be applied, except for Clause 55 of Part II, and provided that they do not conflict with the provisions of these OTC.

5.5 – Complaints regarding stay and demurrage periods shall be informed and sent to PURCHASER within ninety (90) days after the date of disconnection of the vessel’s flexible pipes, together with copies of the following documents: Notice of Readiness, Time Sheet, Protest Letters (if any) and Bills of Lading.

5.6 – If PURCHASER does not agree with the calculations submitted by PETROBRAS, it shall have five (5) business days to challenge.

5.7 – Once the term set forth in item 5.6 has elapsed, PETROBRAS shall issue the collection document against PURCHASER, for payment within thirty (30) days after the issuance date thereof.

5.7.1 – In case of default, PURCHASER shall be subject to the application of the procedures described in Clause Six – Financial Conditions, item 6.9 of the Agreement.

5.8 – Once the term of ninety (90) consecutive days after the end of the trip has elapsed, and if PETROBRAS does not formally submit the calculation spreadsheet referred to in item 5.5 of these OTC, PURCHASER shall be definitively exempted from any collections pertaining to the demurrages occurred during such trip.

6 – VESSEL APPROVAL

6.1 – The operation of PETROBRAS’s Vessels at the Raw Material Terminal (TMP) in Aratu may only occur after approval of the vessel selected by PETROBRAS through PURCHASER’s vetting procedure.

6.1.1 - PETROBRAS shall provide the information contained in “Braskem’s Vetting Questionnaire”, and PURCHASER shall issue a statement approving or refusing the vessel within two (2) business days, at the most.